EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ALTISOURCE ASSET MANAGEMENT CORPORATION

I, the undersigned, Vice President of ALTISOURCE ASSET MANAGEMENT CORPORATION (the “Corporation”), for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to Section 222, Chapter 1, Title 13, of the United States Virgin Islands Code, hereby file these Amended and Restated Articles of Incorporation and do certify:

ARTICLE I

The name of the Corporation (hereinafter referred to as the “Corporation”) is Altisource Asset Management Corporation.

ARTICLE II

The principal office of the Corporation in the Virgin Islands is located at 402 Strand Street, Frederiksted, St. Croix, U.S. Virgin Islands 00840-3531, and the name of the resident agent of the Corporation is Marjorie Rawls Roberts, P.C., whose mailing address is P.O. Box 6347, St. Thomas, U.S. Virgin Islands 00804, and whose physical address is One Hibiscus Alley, 5093 Dronningens Gade, Ste. 1, Charlotte Amalie, St. Thomas, U.S. Virgin Islands.

ARTICLE III

Without limiting in any manner the scope and generality of the allowable functions of the Corporation, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

(1)     To engage in any lawful business in the United States Virgin Islands.

(2)     To enter into and carry out any contracts for or in relation to the foregoing business with any person, firm, association, corporation, or government or governmental agency.

(3)     To conduct its business in the United States Virgin Islands and to have offices within the United States Virgin Islands.

(4)     To borrow or raise money to any amount permitted by law by the sale or issuance of obligations of any kind, to guarantee loans, other types of indebtedness and financing obligations, and to secure the foregoing by mortgages or other liens upon any and all of the property of every kind of the Corporation.

(5)     To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the exercise of any of the powers herein set forth, either alone or in connection with other firms, individuals, associations or corporations in the Virgin Islands and elsewhere in the United States and foreign countries, and to do any other acts or things incidental or appurtenant to or growing out of or connected with the said business, purposes, objects and powers of any part thereof not inconsistent with the laws of the Virgin Islands, and to exercise any and all powers now or hereafter conferred by law on business corporations whether expressly enumerated herein or not.

The purposes, objects and powers specified in this Article shall not be limited or restricted by reference to the terms of any other subdivision or of any other article of these Articles of Incorporation.

ARTICLE IV

The total number of shares of stock that the Corporation is authorized to issue is Six Million (6,000,000), of which Five Million (5,000,000) are shares of common stock at $0.01 par value per share the (“Common Stock”), and One Million (1,000,000) are shares of preferred stock at $0.01 par value per share (the “Preferred Stock”).

The Corporation is authorized to issue multiple classes of stock, or one or more series of stock within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed by resolutions providing for the issue of such stock as determined, and adopted, by the Board of Directors of the Corporation.

The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000).

ARTICLE V

As set forth in the Corporation’s original Articles of Incorporation, filed with the Office of the Lieutenant Governor of the United States Virgin Islands on March 15, 2012, the names and places of residence of each of the incorporators that formed the Corporation are as follows:

NAME	RESIDENCE

Laura Lee Berry	173-230 Estate Tutu, St. Thomas, USVI
Denise Bukle	148-154 Estate Tutu, St. Thomas, USVI
Ethy Brazier	Hospital Ground; 303A-11; St. Thomas USVI

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the bylaws of the Corporation; but except as otherwise provided for herein, the number of directors may not be less than three. Notwithstanding the foregoing, at all times in which the Corporation has fewer than three stockholders, the number of directors may be equal to, or greater than, the number of stockholders. The directors need not be stockholders.

These Amended and Restated Articles of Incorporation have been duly adopted in accordance with the provisions of Section 222, Chapter 1, Title 13, of the United States Virgin Islands Code.

In witness whereof, the undersigned has hereunto set her hand as Vice President of the Corporation this 3rd day of December, 2012.

/s/ Rachel Ridley
Rachel Ridley
Vice President

ATTEST:

/s/ Ryan N, Folger
Ryan N, Folger
Assistant Secretary

TERRITORY OF THE UNITED STATES VIRGIN ISLANDS	)
DISTRICT OF ST. CROIX	)

Before me, the undersigned authority on this 3rd day of December, 2012 personally appeared Rachel Ridley, who, being by me first duly sworn, declared that she is the person who signed the foregoing Amended and Restated Articles of Incorporation as the Vice President of the Corporation and that the statements contained in these Amended and Restated Articles of Incorporation are true and correct.

/s/ Notary
Notary Public

My Commission Expires:

3